Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Sema4 Holdings Corp. for the registration of its Class A common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our report dated March 14, 2022, with respect to the consolidated financial statements of Sema4 Holdings Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY
August 26, 2022